Exhibit 10.17.1

CONFIDENTIAL

December 22, 2008

Mr. George R. Richmond

16243 Highway 216

Brookwood, AL 35444

Dear George:

The terms of your employment with Jim Walter Resources, Inc. (the “Company”) are currently governed by a letter employment agreement dated March 13, 2006 (the “Original Agreement”). New tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), require that certain provisions of our Original Agreement be amended. Accordingly, you and the Company hereby amend the terms of your employment as set forth below. To the extent the terms of this letter agreement are inconsistent with the terms of the Original Agreement, the terms of this letter agreement will control.

1.     Section 2(d) of the Original Agreement is deleted in its entirety and replaced with the following:

“d) You will receive a car allowance of $2,000 per month, subject to usual withholding and employment taxes, payable in cash during the succeeding month in accordance with normal payroll practices.”

2.     Section 4 of the Original Agreement is deleted in its entirety and replaced with the following:

“4.           Your supplemental pension plan benefits will be funded through a rabbi trust. Any benefits payable under the supplemental pension plan will be paid in accordance with the terms of the supplemental pension plan document.”

3.     Section 5 of the Original Agreement is deleted in its entirety and replaced with the following:

“5.           Severance Benefits

a)  In the event of your Involuntary Termination (as defined below), other than for “Cause” (as defined in Section 10(a)), or your Constructive Termination (as defined below), you will be eligible for the following severance benefits:

(i)            Eighteen (18) months of base salary continuation at the rate in effect at the date of your separation from service (the

“Severance Date”); provided that base salary will be paid in accordance with the payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in payroll practices.

(ii)           Walter Industries, Inc. shall authorize a pro-rata bonus under the EIP (or successor annual bonus plan) based on the portion of the year actually worked and computed based on actual year to date performance up to the Severance Date. Such pro-rata bonus shall be paid during the year following the year that includes the Severance Date in accordance with the terms of the EIP.

(iii)          Payment of an amount equal to your target bonus for the year that includes the Severance Date under the EIP (or successor annual bonus plan), payable during the year following the year that includes the Severance Date.

(iv)          Except as provided below, continuation of all fringe benefits at the level in effect on the Severance Date, in each case beginning immediately upon the Severance Date and continuing until the earlier of (A) the date that is eighteen (18) months after the Severance Date, (B) the last date you are eligible to participate in the benefit under applicable law, or (C) the date you are eligible to receive comparable benefits from a subsequent employer, as determined solely by the Company in good faith. Such benefits shall be provided to you at the same coverage level and cost to you as in effect on the Severance Date. Notwithstanding the foregoing, your participation in the Employee Stock Purchase Plan and long-term disability insurance plan, and your ability to make deferrals under the 401(k) plan, will cease effective on the Severance Date.

To the extent required by law, you shall qualify for COBRA health benefit continuation coverage beginning upon expiration of the eighteen (18) month benefit continuation period described above.

For purposes of enforcing this subsection (iv), you shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

b)             Notwithstanding anything to the contrary in this agreement, if you are a Specified Employee (as defined below) on the Severance Date, to the extent that you are entitled to receive any benefit or payment under this agreement that constitutes deferred compensation within the meaning of

Section 409A of the Code before the date that is six (6) months after the Severance Date, such benefits or payments shall not be provided or paid to you on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum to you on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following your date of death). If you are required to pay for a benefit that is otherwise required to be provided by the Company under this agreement by reason of this Section 5(b), you shall be entitled to reimbursement for such payments on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following your date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the Severance Date shall not be affected by this Section 5(b) and shall be provided or paid in accordance with the payment schedule applicable to such benefit or payment under this agreement.  Prior to the imposition of the six month delay as set forth in this Section 5(b), it is intended that (i) each installment under this agreement be regarded as a separate “payment” for purposes of Section 409A of the Code, and (ii) all benefits or payments provided under this agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 5(b) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

c) For purposes of this agreement, the following terms have the meanings set forth below:

(i) “Involuntary Termination” means your involuntary separation from service within the meaning of Treasury Regulations Section 1.409A-1(n)(1).

(ii) “Constructive Termination” means your voluntary separation from service for Good Reason. “Good Reason” means the occurrence of any of the following conditions (in each case arising without your consent): (A) a material diminution in your base compensation; or (B) a material diminution in your authority, duties or responsibilities. Notwithstanding the foregoing, your voluntary separation from service shall be a Constructive Termination only if (x) you provide written notice of the facts or circumstances constituting a Good Reason condition to the Company within 30 days after the initial existence of the Good Reason condition, (y) the Company does not remedy the Good Reason condition within 30 days after it receives such notice, and (z) the voluntary separation from service occurs within 90 days after the initial existence of the Good Reason condition. The foregoing definition of Constructive Termination is intended to qualify for the safe harbor under Treasury

Regulations Section 1.409A-1(n)(2)(ii) for treating a voluntary separation from service as an involuntary separation from service.

(iii) “Separation from service” means your “separation from service” from your employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, your “employer” is the Company and every entity or other person which collectively with the Company constitutes a single service recipient (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1(h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the service recipient / employer for this purpose.

(iv)”Specified Employee” means a “specified employee” of the service recipient that includes the Company (as determined under Treasury Regulations Sections 1.409A-1(g)) within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by such service recipient that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

d)             You shall not be entitled to severance benefits under this agreement in the event you experience a separation from service within twenty-four months after a Change in Control of Walter Industries, Inc. (as defined in your Executive Change in Control Severance Agreement with Walter Industries, Inc.). Severance benefits payable upon a separation from service during such period, if any, shall be determined and paid under such Executive Change in Control Severance Agreement.”

4.     The parties agree that “Good Reason” (as defined above) will not exist solely because of the occurrence of any of the events described in Section 10(b) of the Original Agreement.

5.     The penultimate sentence of Section 11 of the Original Agreement is deleted in its entirety and replaced with the following:

“This payment shall be paid to you as promptly as possible after you remit the related taxes and in any event no later than the end of your taxable year immediately following your taxable year in which you remit the related taxes.”

6.     A new Section 13 is inserted immediately after Section 12 of the Original Agreement, as follows:

“13.         To the extent this agreement provides for reimbursements of expenses incurred by you or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Code, the following terms apply with respect to such reimbursements or benefits: (1) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time in which you are employed by the Company or during the other period of time specifically provided herein; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) all reimbursements will be made upon your request in accordance with the Company’s normal policies but no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (4) the right to the reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.”

7.     This letter agreement records the final, complete, and exclusive understanding among the parties regarding the amendment of the Original Agreement. As amended by this letter agreement, the Original Agreement is ratified and remains in full force and effect in accordance with its terms.

If you are in agreement with the foregoing terms, please sign and return one copy of this letter agreement, and retain one for your record.

Very truly yours,

/s/ Larry E. Williams
Name:	Larry E. Williams
Title:	Senior Vice President

Agreed and Accepted:

/s/ George R. RIchmond
George R. Richmond

Date:	12/29/08